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                                                                      EXHIBIT 23

                          Independent Auditors' Consent



The Administrative Committee of SUPERVALU INC., and
SUPERVALU INC.:


We consent to incorporation by reference in the Registration Statement (No. 333-10151) on Form S-8 of SUPERVALU INC., of our report dated August 3, 2001, relating to the statements of net assets available for plan benefits of the SUPERVALU Wholesale Employees' 401(k) Plan as of February 28, 2001 and February 29, 2000, and the related statements of changes in net assets available for plan benefits for the fiscal years then ended which report appears in the annual report on Form 11-K of the SUPERVALU Wholesale Employees' 401(k) Plan for the fiscal year ended February 28, 2001.


/s/ KPMG LLP

Minneapolis, Minnesota
August 3, 2001